                                                                      EXHIBIT 14

                             DEARBORN BANCORP, INC.
                           COMMUNITY BANK OF DEARBORN
                                 CODE OF ETHICS

POLICY STATEMENT

Dearborn Bancorp, Inc. and its subsidiary Community Bank of Dearborn (collectively hereafter referred to as the "Bank") recognizes that a reputation for integrity, trust, and confidence is of paramount importance and is dependent upon the personal and professional conduct of its officers, employees and directors. Persons who represent the Bank are expected to adhere to the highest personal and professional standards in their dealings with customers, vendors, the public and other employees; to assure the advancement of the Bank's interests; and, to remain independent from influences that could impair, or appear to impair impartial, objective banking judgment or action. As a condition of continued employment, officers and employees of the Bank must comply with the requirements of this policy. Each person must promptly disclose, and in certain instances avoid, activities and interest that may conflict or lead to a conflict between the best interests of the Bank and the officer or employee.

This policy applies to all officers and employees of Dearborn Bancorp, Inc., Community Bank of Dearborn, and members of their Boards of Directors and various committees.

SPECIFIC POLICIES

CONFLICTS OF INTEREST

All conflicts of interest between officers, employees and directors of the Bank and the Bank's interests are prohibited. A "conflict of interest" exists whenever an individual's own interests interfere or conflict in any way with the interest of the Bank. A conflict situation can arise when an officer, employee or director takes actions or has interests that may make it difficult to perform his or her work objectively and effectively.

SELF DEALING

An officer and employee's position with the Bank should not be used directly or indirectly for private gain, advancement or personal interest or to obtain benefits for oneself, customers, suppliers or other vendors. Officers and employees must avoid dealing on behalf of the Bank with any person or firm with whom they, or members of their immediate family, have any financial interest. Buying from, selling to, making loans or commitments, acceptance of any business or employment activity at any time which would conflict with the Bank's interests or diminish one's ability to provide full, loyal, and undivided service to the Bank is prohibited. No officer or employee should directly handle or influence the handling of their own accounts with the Bank, or those of family members, or, of the officer's or employee's businesses or business associates.

PERSONAL INVESTMENTS AND FINANCIAL AFFAIRS

Bank officers and employees may make personal investments in corporate stock, real estate, etc. Such investments, however, shall not be made as a result of material insider information obtained through employment. Particular care should be taken with original or new stock issues. Confidential information about the Bank and its customers, suppliers, and vendors acquired by officers and employees in the course of their duties is to be used solely for banking purposes. In making personal investments, all officers and employees should be guided by the keen awareness of potential conflict. It is expected that all officers and employees will conduct their personal financial affairs in a manner that will not reflect adversely upon the Bank or on their personal credit standing in the community.

CONFIDENTIAL AND INSIDER INFORMATION

All information obtained from the relationships between the Bank and its customers, prospective customers, suppliers, and vendors is confidential and shall be used solely for Bank business purposes. The use of such information to further private interests of oneself or others is unethical and may violate security laws, the National Bank Act and regulations promulgated under that Act. No information should be disclosed except as authorized by the customer or as required by statute or a court of competent jurisdiction.

GIFTS AND ENTERTAINMENT

It is recognized that many customers and suppliers consider reasonable gifts and entertainment as a sensible and acceptable business practice, without intending to influence unduly the judgment of officers and employees in business matters. However, an officer or employee should not accept gifts, entertainment, or other favors of more than nominal value. As circumstances may vary widely, it is not felt appropriate to place a dollar amount on "nominal." Rather, an officer or employee who is offered a gift should consider such factors as how the acceptance of such a gift is perceived by the donor, and how it would be viewed by the public and the bank regulators. An officer or employee must never accept any thing that could compromise the Bank's position, or could influence his or her judgment in regard to the customer's dealings with the Bank. The solicitation or acceptance of commissions, fees, or anything of monetary value on the part of officers or employees in connection with the performance of their duties is highly improper, and in some instances, illegal. Nor would it be appropriate for a member of the officer's or employee's family to accept such payments or gifts. Benefits based on a customer relationship, such as large discounts not ordinarily available to others, must be declined. Officers and employees and their immediate families should never borrow personally from customers or suppliers unless these contracts are engaged directly in the lending function, and then only under normal conditions with respect to interest rates, terms, security, and repayment programs.

COMPETITION

Competition with other financial institutions should always be positive. However, no agreement or understanding should be entered into with any financial institution relative to interest rates, terms, conditions of pricing of bank services or products except when cooperation is necessary as in the consideration of a loan participation.

POLITICAL ACTIVITY AND CONTRIBUTIONS

Officers and employees are encouraged to maintain an interest and participation in local, state, and federal government affairs. The Bank is restricted by federal and state law which prohibits contributions of funds, property, or other resources in support of a political party or candidate. No action or activity should be undertaken for the perceived benefit of the Bank if the Bank could not legally take such action directly. Care should be exercised so that political activity or participation does not reflect on, or cause embarrassment to the Bank.

OUTSIDE DIRECTORSHIPS

The Bank recognizes the value of having officers and employees serve as directors or members of outside boards of profit-making and not-for-profit corporations or business entities where there is no apparent conflict of interest with the Bank. Prior to acceptance of a position on the board of directors or other managing body of any such organization engaged in the financial services industry or any such organization which does or seeks to do business with the Bank, officers and employees must obtain the consent of the Bank.

INTELLECTUAL PROPERTY

Intellectual property, including patents, copyrights, books, articles, programs or equipment developed or improved upon by Bank officers and employees with the use of the Bank's time, equipment, materials, or resources, during their employment, are the sole and exclusive property of the Bank.

CONFLICT OF CONSCIENCE

In the event an officer or employee is requested or required to perform duties to which he or she objects because of religious or personal convictions, or legal or moral concerns, the assistance of the Bank's Human Resources department should be obtained.

PUBLIC COMPANY REPORTING

As a public company, it is of critical importance that the Bank's filings with the Securities and Exchange Commission be accurate, timely and understandable. Depending on the officer or employees position with the Bank, the officer or employee may be called upon to provide necessary information to assure that the Bank's public reports are complete, fair and understandable. The Bank expects all officers and employees to take this responsibility very seriously and to provide prompt and accurate answers to inquiries related to the Bank's public disclosure requirements.

COMPLIANCE WITH LAWS AND CORPORATE POLICIES

It is the continuing policy of Dearborn Bancorp, Inc and Community Bank of Dearborn to comply fully with all laws, governmental rules and regulations applicable to our industry. To this end, officers and employees are expected to have a general knowledge of the laws, rules and regulations pertinent to their areas of responsibility. It is improper to knowingly transact any business in criminally-derived property or to assist in money laundering or in the structuring of currency transactions so as to avoid reporting requirements. All officers and employees will comply with the policies and procedures established to maintain adequate accounting standards and a system of internal accounting controls.

ENFORCEMENT OF CODE

Violations of this Code shall be promptly reported to the Board of Directors. The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of this Code. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits and termination of the individual's employment or such other action as the Board may determine is appropriate under the circumstances. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violations to the proper course of action and whether or not the individual in question had committed other violations in the past. All reporting persons will be treated fairly, equally and consistently.

AMENDMENT AND WAIVER

This Code may be amended by the Board of Directors. Any waiver of this Code for officers, employees or directors may only be authorized by the Board of Directors. Any waiver of this Code for directors or executive officers must be promptly disclosed.